UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2021

PRUDENTIAL FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

New Jersey	001-16707	22-3703799
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification Number)

751 Broad Street

Newark, New Jersey 07102

(Address of principal executive offices and zip code)

(973) 802-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, Par Value $.01	PRU	New York Stock Exchange
5.625% Junior Subordinated Notes	PRS	New York Stock Exchange
4.125% Junior Subordinated Notes	PFH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

The information set forth in Item 2.03 below is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On July 28, 2021, Prudential Financial, Inc. (the “Company”) along with its subsidiary, Prudential Funding, LLC (“Prudential Funding”), entered into a $4 billion five year credit agreement (the “Five Year Credit Facility”), with JPMorgan Chase Bank, N.A., as Administrative Agent and Several L/C Agent, and certain other financial institutions as lenders. The Prudential Insurance Company of America is also a party to the Five Year Credit Facility for purposes of providing certain representations, warranties and covenants contained therein, but it is not a borrower under the Five Year Credit Facility. The Five Year Credit Facility amends and restates the Company’s previously-existing $4 billion five year credit facility. There are currently no amounts outstanding under the Five Year Credit Facility or the previously existing credit facility.

Borrowings under the Five Year Credit Facility may be used for general corporate purposes. The Company expects that it may borrow under the Five Year Credit Facility from time to time to fund its working capital needs and those of its subsidiaries. In addition, amounts under the Five Year Credit Facility may be drawn in the form of standby letters of credit that can be used to meet the operating needs of the Company and its subsidiaries. Any borrowings under the Five Year Credit Facility would mature no later than the expiration date of the facility and would bear interest at the rates set forth in the credit agreement. Amounts due under the Five Year Credit Facility may be accelerated upon an event of default if not otherwise waived or cured. The Company will also pay a commitment fee on undrawn amounts at the rates set forth in the credit agreement.

The Five Year Credit Facility contains customary representations and warranties, covenants and events of default; however, borrowings under the Five Year Credit Facility are not contingent on the borrowers’ credit ratings nor subject to material adverse change clauses. Borrowings under the Five Year Credit Facility are conditioned on the continued satisfaction of customary conditions, including the Company’s maintenance of consolidated net worth of at least $23.5 billion, which is calculated as U.S. GAAP equity, excluding accumulated other comprehensive income (loss), equity of non-controlling interests and equity attributable to the Company’s Closed Block. The Five Year Credit Facility also includes certain sustainability-linked pricing adjustments, by which the applicable interest rate margins and commitment fee may be decreased or increased if the Company achieves, or fails to achieve, certain specified targets relating to its reduction of domestic greenhouse gas emissions and the increase of diversity among its senior leaders.

The lenders and the agents (and their respective subsidiaries or affiliates) under the Five Year Credit Facility may have in the past provided, and may in the future provide, investment banking, underwriting, lending, commercial banking, trust and other advisory services to the Company, its subsidiaries or affiliates. These parties may have received, and may in the future receive, customary compensation from the Company, its subsidiaries or affiliates, for such services.

The foregoing description of the Five Year Credit Facility is not complete and is qualified in all respects by reference to the credit agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Third Amended and Restated Credit Agreement dated as July 28, 2021, among Prudential Financial, Inc., Prudential Funding, LLC, as Borrowers, The Prudential Insurance Company of America, JPMorgan Chase Bank, N.A., as Administrative Agent and Several L/C Agent, and the lenders party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 29, 2021

PRUDENTIAL FINANCIAL, INC.

By:	/s/ Brian P. Spitser
Name:	Brian P. Spitser
Title:	Vice President and Assistant Secretary